Exhibit 99.3

WAIVER LETTER

April 11, 2003

CapitalSource Finance LLC

4445 Willard Avenue

12th Floor

Chevy Chase, MD 20815

Attention: Steve Klein

Re:                               Revolving Credit and Security Agreement dated as of March 31, 2003 (the “Credit Agreement”) between Synavant, Inc. and certain of its Subsidiaries  (collectively, the “Borrower”) and CapitalSource Finance LLC (the “Lender”)

Ladies and Gentlemen:

                The Borrower has informed the Lender that the Borrower plans to enter into an Agreement and Plan of Merger among Cegedim S.A., Jivago Acquisition Corporation and the Borrower.  Such agreement contemplates the acquisition of all the capital stock of the Borrower in a two-step transaction involving a tender offer and follow-on merger and requires the Borrower to issue a subordinated note to Cegedim in the principal amount of $900,000 substantially in the form previously provided to the Lender and attached hereto (the “Subordinated Note”).  The Borrower has requested that the Lender waive any Default or Event of Default or other provision of the Credit Agreement restricting the ability of the Borrower to enter into such agreement or other similar agreement and plan of merger, or other Change of Control from the period including the date of this letter to and including April 30, 2004 (a “Permitted Agreement”), consummate the transactions contemplated by a Permitted Agreement or issue the Subordinated Note.

                Capitalized terms used but not defined in this Waiver Letter shall have the respective meanings set forth in the Credit Agreement.

                The Lender, by execution of this Waiver Letter and in consideration of the payment of $450,000 (the “Waiver Fee”) by Borrower to Lender (it being understood that such amount shall be paid pursuant to a borrowing under the Revolving Facility), does hereby (i) waive any Default or Event of Default, and any other provision of the Credit Agreement restricting the execution and delivery of a Permitted Agreement, the Subordinated Note and the consummation of the transactions contemplated thereby, provided however, that Borrower may not make interest or principal payments on the Subordinated Note until all Obligations to Lender under the Credit Agreement are satisfied in full, and (ii) agree that the interest accruing on the Subordinated Note and the borrowings under the Revolving Facility of the Waiver Fee shall be treated as not having been incurred for purposes of calculations under the financial covenants contained in the Credit Agreement.  This waiver is effective only for a Permitted Agreement entered into during the period from and including the date of this Waiver Letter to and including April 30, 2004.

                Notwithstanding anything herein to the contrary, Borrower acknowledges and agrees that upon the consummation of a merger or similar transaction, whether under a Permitted Agreement or through a merger following the tender of more than 90% of the capital stock (a “Merger”), then a “revolver termination” under Section 3.4 of the Credit Agreement shall have occurred for all purposes contemplated by the Credit Agreement.  The parties agree that the definition of “revolver termination” under Section 3.4 of the Credit Agreement hereby is amended to include a “Merger” as defined in this paragraph.

                The waiver given in this Waiver Letter is conditioned, and shall be effective only, upon execution of this Waiver Letter by the Lender and acknowledgment thereof by the Borrower in the space provided below.  Lender hereby expressly reserves all of its rights and remedies with respect to any other present or future Events of Default arising under the Credit Agreement.

SYNAVANT, INC.

By:	/s/ Clifford A. Farren, Jr.
Title:	Chief Financial Officer

The foregoing Waiver Letter is accepted and agreed to this 11th day of April, 2003:

CAPITALSOURCE FINANCE LLC

By:	/s/ Steve Klein
Title:	Director